Exhibit 99.1

Renewable Energy Group Reports Second Quarter 2017 Financial Results
Q2 2017 Highlights

•	160 million gallons sold, up 7% y/y

•	117 million gallons produced, up 3% y/y

•	Net loss of $34.8 million or $0.90 per share

•	Adjusted net loss of $2.3 million, or $0.06 per share, excluding the non-cash expense of $32.5 million for the convertible debt conversion liability

•	Adjusted EBITDA of $19.7 million, up 145% y/y

•	Geismar $20 million land purchase and ground lease termination

•	As of June 30, 2017:

◦	Cash and cash equivalents of $87.6 million

◦	Net working capital of $180.3 million

◦	Long-term debt of $215.3 million

Ames, IA, August 3, 2017 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for the second quarter ended June 30, 2017.
Revenues for the quarter were $535.1 million on 160.2 million gallons of fuel sold. Compared to the second quarter of 2016, REG sold 6.8% more gallons of fuel while revenue decreased 4.2%. The decrease in revenue was primarily due to the lapse of the federal Biodiesel Mixture Excise Tax Credit (BTC) on January 1, 2017 and the impact of imported gallons. Net loss attributable to common stockholders was $34.8 million, compared to a net income of $7.4 million in the second quarter of 2016. The Company recognized a non-cash expense of $32.5 million for the convertible debt conversion liability in the quarter. Net loss for the second quarter of 2017 attributable to common shareholders, excluding the convertible debt conversion expense, was $2.3 million. Adjusted EBITDA for the quarter was $19.7 million compared to Adjusted EBITDA in the second quarter of 2016 of $8.1 million.  Adjusted EBITDA in the year-earlier period includes net benefits from the BTC, which was in effect at that time.
“The financial performance demonstrates the substantial earnings power of our business," said REG Interim President and CEO Randy Howard. "With a retroactive reinstatement of the BTC, we would be on track to meet or exceed the financial goals we put forth at our recent analyst day.  If the BTC is reinstated retroactively as expected similar to prior years, both our second quarter and first half performance would be the best in company history."
Howard continued, “The REG team once again demonstrated in the quarter its ability to execute.  Our Geismar RHD facility continued to run smoothly and at high capacity.  Several biorefineries within the fleet set monthly and quarterly production records as well.  We are confident of our ability to deliver on our key initiatives, which include:

maximizing profit from the traditional biodiesel fleet, optimizing and growing our RHD asset, and seeking growth through new opportunities in products, geographies, and markets.”
Second Quarter 2017 Highlights
All figures refer to the quarter ending June 30, 2017, unless otherwise noted. All comparisons are to the quarter ended June 30, 2016 unless otherwise noted.
REG sold a total of 160.2 million gallons of fuel, an increase of 6.8%. The Company produced 117.4 million gallons of biomass-based diesel during the quarter, a 2.7% increase. The average price per gallon of biomass-based diesel sold decreased by 12.5% to $2.86 as a result of lapse of the BTC on January 1, 2017 and the impact of imported gallons.
Revenues were $535.1 million, a decrease of 4.2%. The decrease is primarily attributable to the lapse of the BTC, offset by an increase in gallons sold and higher sales of separated RINs.
On January 1, 2017, the BTC lapsed as it has several times in the past. Each time it has been allowed to lapse Congress has reinstated it retroactively. As a result of this history, the Company and many other industry participants have adopted contractual arrangements with customers specifying the allocation and sharing of a retroactively reinstated incentive. The Company estimates that if the BTC, or a similar domestic production incentive, is retroactively reinstated for 2017 on the same terms as in 2016, REG's net income and Adjusted EBITDA for business conducted in the quarter ended June 30, 2017 would increase by approximately $58 million from a BTC reinstatement. For the first six months of 2017, the increase in net income and Adjusted EBITDA from a retroactive reinstatement is estimated to be $98 million.
Gross profit was $30.1 million, or 5.6% of revenues, compared to gross profit of $24.9 million, or 4.5% of revenues. Gross profit as a percentage of revenue increased 1.1% due to improved margins from RIN sales.
Net loss attributable to common stockholders was $34.8 million, or $0.90 per share on a fully diluted basis. This compares to a net income of $7.4 million, or $0.18 per share on a fully diluted basis. Net loss attributable to common stockholders, excluding the non-cash expense of $32.5 million from convertible debt conversion liability, was $2.3 million or $0.06 per share on a fully diluted basis.
At June 30, 2017, REG had cash and cash equivalents of $87.6 million, an increase of $5.4 million from the prior period end.
At June 30, 2017, accounts receivable were $66.9 million, or 11 days of sales. Accounts receivable at March 31, 2017 were $58.6 million. Inventory was $135.0 million at June 30, 2017, or 24 days of sales, a decrease of $34.8 million from the prior quarter end. Accounts payable were $74.8 million and $70.0 million at June 30, 2017 and March 31, 2017, respectively.
The table below summarizes REG’s results for the second quarter of 2017.
REG Q2 2017 and Q2 2016 Revenues, Net Income (Loss) and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q2 2017	Q2 2016	Y/Y Change
Gallons sold	160,219	150,052	6.8%
Average selling price	$2.86	$3.27	(12.5)%
Total revenues	$535,103	$558,301	(4.2)%
Net income (loss) attributable to common stockholders	$(34,809)	$7,445	N/M
Adjusted EBITDA	$19,703	$8,052	144.7%

Adjusted EBITDA Reconciliation
The Company uses earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives. The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net income (loss):

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
(In thousands)
Net income (loss)	$(34,809)	$7,714	$(50,723)	$826
Adjustments:
Income tax expense	1,960	1,296	3,035	2,024
Interest expense	4,479	3,738	9,015	7,049
Gain on involuntary conversion	—	(997)	—	(4,540)
Other (income) expense, net	(32)	(2,306)	288	(2,218)
Change in fair value of convertible debt conversion liability	32,546	(13,432)	32,718	(13,432)
Change in fair value of contingent liability	(24)	3,571	565	3,556
Impairment of assets	1,341	—	1,341	—
Loss on the Geismar lease termination	3,967	—	3,967	—
Straight-line lease expense	(85)	(80)	(117)	(174)
Depreciation	8,523	7,824	16,946	15,498
Amortization	149	(134)	276	(274)
Non-cash stock compensation	1,688	858	2,996	1,934
Adjusted EBITDA	$19,703	$8,052	$20,307	$10,249
Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash uses that we consider not to be an indication of ongoing operations;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•
Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.

About Renewable Energy Group
Renewable Energy Group, Inc. (NASDAQ: REGI) is a leading provider of cleaner, lower carbon intensity products and services. We are an international producer of biomass-based diesel, a developer of renewable chemicals and are North America's largest producer of advanced biofuel. REG utilizes an integrated procurement, distribution, and logistics network to convert natural fats, oils, greases, and sugars into lower carbon intensity products. With 14 active biorefineries, a feedstock processing facility, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuel and chemicals.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the possible retroactive reinstatement of the BTC, the Company’s ability to meet or exceed its financial goals for 2017 and execute on its strategic initiatives, and the estimated benefits to net income and adjusted EBITDA if the BTC is retroactively reinstated. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production, including possible retroactive reinstatement of the BTC; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to generate revenue from the sale of renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; whether our Geismar biorefinery will be able to produce renewable hydrocarbon diesel consistently or profitably; and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2016, Form 10-Q for the quarter ended March 31, 2017 and other reports subsequently filed with the SEC. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
REVENUES:
Biomass-based diesel sales	$455,928	$399,325	$799,664	$613,001
Separated RIN sales	67,349	60,790	124,674	86,555
Biomass-based diesel government incentives	10,821	97,153	27,762	155,554
	534,098	557,268	952,100	855,110
Other revenue	1,005	1,033	1,896	1,062
	535,103	558,301	953,996	856,172
COSTS OF GOODS SOLD:
Biomass-based diesel	468,407	468,069	822,258	721,786
Separated RINs	34,218	65,370	80,847	92,139
Other costs of goods sold	1,024	—	2,154	2
Impairment of long-lived assets	1,341	—	1,341	—
	504,990	533,439	906,600	813,927
GROSS PROFIT	30,113	24,862	47,396	42,245
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	22,812	20,850	45,719	40,626
RESEARCH AND DEVELOPMENT EXPENSE	3,181	4,427	6,779	8,353
INCOME (LOSS) FROM OPERATIONS	4,120	(415)	(5,102)	(6,734)
OTHER INCOME (EXPENSE), NET	(36,969)	9,425	(42,586)	9,584
INCOME (LOSS) BEFORE INCOME TAXES	(32,849)	9,010	(47,688)	2,850
INCOME TAX EXPENSE	(1,960)	(1,296)	(3,035)	(2,024)
NET INCOME (LOSS)	$(34,809)	$7,714	$(50,723)	$826
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$(34,809)	$7,445	$(50,723)	$676
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$(0.90)	$0.18	$(1.31)	$0.02
DILUTED	$(0.90)	$0.18	$(1.31)	$0.02
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	38,679,849	42,407,888	38,639,672	43,153,486
DILUTED	38,679,849	42,418,841	38,639,672	43,158,601

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF JUNE 30, 2017 AND DECEMBER 31, 2016
(in thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$87,591	$116,210
Accounts receivable, net	66,920	164,949
Inventories	135,006	145,408
Prepaid expenses and other assets	89,156	36,272
Total current assets	378,673	462,839
Property, plant and equipment, net	614,884	599,474
Goodwill	16,080	16,080
Intangible assets, net	28,301	29,470
Investments	13,020	12,110
Other assets	9,557	12,630
Restricted cash	—	4,000
TOTAL ASSETS	$1,060,515	$1,136,603
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$69,247	$52,844
Current maturities of long-term debt	16,674	15,402
Accounts payable	74,818	99,137
Accrued expenses and other liabilities	37,280	38,916
Deferred revenue	402	27,246
Total current liabilities	198,421	233,545
Unfavorable lease obligation	3,953	15,515
Deferred income taxes	23,254	20,279
Long-term contingent consideration for acquisitions	16,625	28,931
Convertible debt conversion liability	59,818	27,100
Long-term debt (net of debt issuance costs of $5,856 and $6,286, respectively)	192,807	196,203
Other liabilities	3,749	4,856
Total liabilities	498,627	526,429
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	561,888	610,174
TOTAL LIABILITIES AND EQUITY	$1,060,515	$1,136,603